ACCELERATED DEATH BENEFIT RIDER


ANY ACCELERATED BENEFITS PAID UNDER THIS RIDER MAY BE TAXABLE. IF SO, YOU OR YOUR BENEFICIARY MAY INCUR A TAX OBLIGATION. AS WITH ALL TAX MATTERS YOU SHOULD CONSULT YOUR PERSONAL TAX OR FINANCIAL ADVISOR TO ASSESS THE IMPACT OF THIS BENEFIT.

                                     BENEFIT

We will pay the Accelerated Death Benefit Amount to You if the Primary Insured has a Terminal Illness which has been diagnosed by a Physician after the Policy Date and while this rider is in force. You may request payment under this rider only one time, regardless of the amount you select. If elected, You must properly make a claim during the life of the terminally ill Primary Insured.

You may elect in writing to receive the benefit as a lump sum or in equal guaranteed monthly installments over twenty-four months. In the event of the death of the Primary Insured before the payments have been paid, the remaining payments will be paid in a single sum to the Owner.

Irrevocable Beneficiaries must consent in writing to payment of the Accelerated Death Benefit Amount. We also reserve the right to require written consent of any assignee or creditor Beneficiary.

If We pay the Accelerated Death Benefit Amount, the Policy's Premiums, Specified Amount, if applicable, Accumulation Value and Surrender Charges, if any, will be reduced by multiplying them by the difference of one minus the Accelerated Death Benefit Percentage.

You may make a claim by forwarding to us a completed claim form and a Physician's certification. We will furnish a claim form for this purpose upon Your request. We may require the Primary Insured to be examined by a Physician of Our choice and at Our expense.

When We pay the Accelerated Death Benefit Amount, We will inform You of the amount of the Policy's remaining Specified Amount, Accumulation Value, and Indebtedness.

                                   DEFINITIONS

Accelerated Base Amount - You may request up to 50% of the Death Benefit of the Policy. We reserve the right to require that (1) the minimum benefit amount be the greater of 10% of the Death Benefit or $5,000; and (2) the Accelerated Base Amount not exceed $250,000 or the minimum benefit amount, whichever is greater. However, the requested Accelerated Base Amount will be reduced if it would cause the Policy to become disqualified as life insurance under federal tax law.

Accelerated Death Benefit Amount - The amount payable under this rider. The benefit is equal to the Accelerated Base Amount, less:

1.   a processing fee of $100;

2.   the interest charge; and

3.   any loan repayment amount.

The interest charge is equal to the Accelerated Base Amount multiplied by [1 - (1 / 1.06)2 ].

The loan repayment amount equals the outstanding Indebtedness at the time the claim is paid times the Accelerated Death Benefit Percentage. This repayment amount will be applied to the Indebtedness as if the Owner made a loan repayment.


Accelerated Death Benefit Percentage - The Accelerated Death Benefit Percentage is equal to B divided by C.

"B" is the Accelerated Base Amount.

"C" is the Policy's Death Benefit at the time the Accelerated Death Benefit Amount is paid.

Physician - A licensed doctor of medicine (M. D.) or licensed doctor of osteopathy (D. O.) operating within the scope of his/her license. The Physician may not be You, the Primary Insured, or a parent, spouse, child, stepchild, grandparent, grandchild, sibling or in-law of You or the Primary Insured.

Terminal Illness - In the Physician's best medical judgment, the Primary Insured has a non-correctable medical condition that will cause the Primary Insured's death within twenty-four months from the date of the Physician's certification.

                               GENERAL PROVISIONS

The following provisions apply to this rider:

1. This rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this rider and the applicable Policy provisions, except as otherwise stated.

2. The effective date of this rider is the same as the Policy Date. The Incontestability provision in the Policy will apply to this rider, beginning on the rider effective date.

3.   Qualifications   under  the  Policy's   Guaranteed  Minimum  Death  Benefit
     provision will not be affected by the payment of an Accelerated Death Benefit amount.

                                   TERMINATION

This rider terminates on the earliest of:

1. the original Policy Maturity Date;

2. the date an Accelerated Death Benefit Amount is paid;

3. the date the Policy terminates for any reason;

4. the first Monthly Anniversary Day that falls on or next follows your Authorized Request to cancel this rider.



                   BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA

[OBJECT OMITTED]

VL81                                                                      (2/03)